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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                        COMMISSION FILE NUMBER 000-29211
                                  CUSIP NUMBER

                           NOTIFICATION OF LATE FILING

         (Check One): [X] Form 10-K [ ] Form 11-K [ ] Form 20-F [ ] Form 10-Q
                                 [ ] Form N-SAR

         For Period Ended: December 31, 2000

         [ ]  Transition Report on Form 10-K
         [ ]  Transition Report on Form 20-F
         [ ]  Transition Report on Form 11-K
         [ ]  Transition Report on Form 10-Q
         [ ]  Transition Report on Form N-SAR

For the Transition Period Ended:______________________________________

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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                         PART I - REGISTRANT INFORMATION

                   DAC TECHNOLOGIES GROUP INTERNATIONAL, INC.
                   ------------------------------------------
                             Full Name of Registrant

                         19955 N.E. 38TH COURT, UNIT 601
                         -------------------------------
            Address of Principal Executive Office (Street and Number)

                             AVENTURA, FLORIDA 33308
                            ------------------------
                            City, State and Zip Code


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                        PART II - RULE 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense; [X]

         (b) The subject annual report on Form 10-K, will be filed on or before the 15th calendar day following the prescribed due date;

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.[ ]

                              PART III - NARRATIVE

         State below in reasonable detail why the Form 10-K could not be filed within the prescribed time period.

                  Registrant is awaiting the certified financial report for the fiscal year ended December 31, 2000 from its auditors.

                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Allan M. Lerner, Esq.        (954)                          563-8111
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            (Name)                  (Area Code)               (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

         [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         [ ] Yes  [X] No

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DAC Technologies Group International, Inc. has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: March 28, 2001          By: /s/ Robert C. Goodwin
                                  ----------------------------------------------
                                  DAC Technologies Group International, Inc.,
                                  By: Robert C. Goodwin, Chief Financial Officer

ATTENTION: Intentional misstatements or omissions of fact constitute Federal
           Criminal Violations (See 18 U.S.C. 1001).












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